                                                                     EXHIBIT 2.4


                             DAZZLE MULTIMEDIA, INC.

                             SECURED TRADE FACILITY

                                                             Fremont, California

$4,000,000                                               As of December 30, 1998

        FOR VALUE RECEIVED, Dazzle Multimedia, Inc., a California corporation, ("DAZZLE") hereby absolutely and unconditionally promises to pay to the order of SCM Microsystems, Inc., a Delaware corporation, ("SCM"), its successors and assigns in immediately and available funds in lawful money of the United States of America, the principal sum of up to Four Million Dollars ($4,000,000), or such lesser principal amount as may be outstanding hereunder from time to time. The outstanding balance(s) under this Secured Trade Facility (the "TRADE FACILITY") shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the unpaid principal amount(s) on and after the due date therefor at a rate of interest equal to Ten Percent (10%) per annum. Amounts due hereunder shall be due and payable as provided in Section 2 below.

        Capitalized terms used in the Trade Facility shall have the same meanings as defined in that certain Note and Warrant Purchase Agreement dated as of December 30, 1998 (the "AGREEMENT") between Dazzle and SCM, or in ANNEX A, Definitions, attached to the Agreement, unless otherwise indicated. The Agreement relates to a promissory note in the principal amount of $2,500,000 (the "NOTE") issued by Dazzle to the order of SCM.

        1. The Trade Facility evidences the amount of trade credit actually extended or potentially extended by SCM to Dazzle as of the date above for the purchase of certain products that SCM provides to Dazzle from time to time in the ordinary course of business. From time to time, at its sole option, SCM may extend to Dazzle trade credit under the Trade Facility up to a total sum of $4,000,000 principal amount. Dazzle's outstanding balances owed to SCM under the Trade Facility and the dates when made shall appear on EXHIBIT A to the Trade Facility, provided that SCM's failure to make any such notation shall not affect Dazzle's obligation to repay the outstanding balance of the Trade Facility.

        2. Amount(s) due under the Trade Facility shall be due and payable on the earlier of: (i) in applicable part, at such times as SCM and the Company may agree under their customary trade practices; (ii) in whole, thirty (30) days afer the closing of a Change of Control; and (iii) in whole, on June 30, 1999. Upon the occurrence of any Event of Default, the entire unpaid principal balance of the Trade Facility and all of the unpaid interest accrued thereon may be declared to be immediately due and payable. A Change of Control and an Event of Default are each defined in ANNEX A, Definitions, to the Agreement. The principal amount of the Trade Facility is subject to prepayment in whole or in part at any time without penalty.

                                                                      Dazzle/SCM
                                                                  Trade Facility
                                                                          Page 2

        3.      CONVERSION OF THE TRADE FACILITY.

                (a) OPTIONAL CONVERSION. SCM has the right, at its option, at any time, to convert the outstanding principal amount of the Trade Facility and interest thereon, in accordance with the provisions of this section, in whole or in part: (i) into shares of any class of Company Preferred Stock (other than Series A Preferred Stock (so long as Dazzle shall have not issued any additional shares of Series A Preferred Stock other than pursuant to obligations outstanding on the date hereof) or Series B Preferred Stock) issued by Company after the date hereof (each an "EQUITY FINANCING"), or (ii) into shares of Series B Preferred Stock. The Preferred Stock offered in an Equity Financing and the Series B Preferred Stock each constitute "EQUITY SECURITIES". The number of shares of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the portion of the Trade Facility plus accrued interest to be converted by (ii) the "CONVERSION PRICE" of the Equity Securities then in effect, rounded to the nearest whole share, and in connection with any Equity Financing (other than in respect of the Series B Preferred Stock), the issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to such Equity Financing. If the conversion is into shares of Series B Preferred Stock, then the initial Conversion Price shall be $2.00 per share of Series B Preferred Stock.(1) If the conversion is into Equity Securities offered in any Equity Financing, then the initial Conversion Price shall be the price per share as determined in that financing. Dazzle shall give SCM at least ten (10) days prior written notice of any Equity Financing.

                (b) MANDATORY CONVERSION UPON EXERCISE OF THE WARRANT. The then-outstanding principal amount of the Trade Facility, including interest thereon or in respect thereof, shall be automatically converted in full into Equity Securities upon the SCM's exercise of the Warrant and shall be effective immediately prior to the exercise of the Warrant. The class of Equity Securities into which the Trade Facility is to be converted shall be designated by SCM, and the Conversion Price in respect of such conversion shall be the Conversion Price applicable to such class of Equity Securities. Notwithstanding the foregoing, the aggregate amount of the Company Trade Facility required to be so automatically converted shall not exceed $2,000,000 and any outstanding balance (including interest) in excess of such amount shall continue to be due and payable after the date of such conversion.

        4. MECHANICS AND EFFECT OF CONVERSION. Dazzle shall give SCM at least ten (10) days prior written notice of an Equity Financing. No fractional shares of Dazzle's capital stock will be

-----------

(1) The Series B Certificate of Designation to be filed prior to funding of the Note referenced in the Agreement.

                                                                      Dazzle/SCM
                                                                  Trade Facility
                                                                          Page 3

issued upon conversion of the Trade Facility. In lieu of any fractional share to which SCM would otherwise be entitled, Dazzle will pay to SCM in cash the amount of the unconverted principal and interest balance of the Trade Facility that would otherwise be converted into such fractional share. Upon conversion of the Trade Facility pursuant to this section, SCM shall surrender this Trade Facility at the principal offices of Dazzle or any transfer agent of Dazzle and shall give written notice by registered or certified mail, postage prepaid, to Dazzle at its principal corporate office, of the election to convert the same pursuant to this section, and shall state therein the amount of the unpaid principal amount of the Trade Facility to be converted and the name or names in which the certificate or certificates for shares of Equity Securities are to be issued. At its expense, Dazzle will, as soon as practicable thereafter, issue and deliver to SCM or such holder, at such principal office, a certificate or certificates for the number of shares to which SCM or such holder is entitled upon such conversion and a modification of the Trade Facility in respect of that portion of such which is not so converted. Upon the conversion of the Trade Facility, Dazzle will be forever released from all of its obligations and liabilities under the Trade Facility with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the Trade Facility, and the Person or Persons entitled to receive the shares of Equity Securities upon such conversion shall be treated for all purposes as the record holder or holders of such Equity Securities as of such date.

        5. The Trade Facility is secured by the security interests in and liens on the assets of Dazzle granted pursuant to the Security Agreement and the Intellectual Property Supplement to the Security Agreement that are attached as EXHIBITS B and C to the Agreement.

        6. No delay or omission on the part of SCM or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right of SCM or of such holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion. Dazzle and every endorser and guarantor of the Trade Facility regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the additional or release of any other party or person or entity primarily or secondarily liable.

        7. The Trade Facility may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged. The Trade Facility shall be binding upon the heirs, executors, administrators, successors and assigns of Dazzle and inure to the benefit of SCM and its permitted successors, endorsees and assigns. If any term or provision of the Trade Facility

                                                                      Dazzle/SCM
                                                                  Trade Facility
                                                                          Page 4

shall be held invalid, illegal or unenforceable the validity, legality and enforceability of all other terms and provisions hereof shall in no way be affected thereby.

        8. Each party shall be responsible for its own fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the negotiation and execution of the Trade Facility.

        9. THE TRADE FACILITY SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

        IN WITNESS WHEREOF, the undersigned has caused the Trade Facility to be executed and to take effect as of the date first hereinabove written.

                                       /s/ ANDREW WARNER
                                       -----------------------------------------
                                       DAZZLE MULTIMEDIA, INC.
                                       a California corporation


AGREED TO AND ACCEPTED:

SCM MICROSYSTEMS, INC.

By: /s/ JOHN G. NIEDERMAIER
    ------------------------------------
    John G. Niedermaier, Vice President,
    Finance, Chief Financial Officer

    Address:  131 Albright Way
              Los Gatos, CA  95032

              Tel. (408) 370-4888
              Fax: (408) 364-8444

                                    EXHIBIT A

                                       TO

                             SECURED TRADE FACILITY

             AMOUNT OF
        OUTSTANDING BALANCE
       OF TRADE CREDIT OWED
           SCM TO DAZZLE            DATE MADE              DATE PAID
       --------------------         ---------              ---------
             $





             ---------
TOTAL        $
             ---------